For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CSO
830-372-9581

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP ANNOUNCES RECORD 2021 FOURTH QUARTER AND YEAR END RESULTS

SEGUIN, Texas, February 24, 2022- Alamo Group Inc. (NYSE: ALG) today reported results for the fourth quarter and year ended December 31, 2021.

Highlights
•Fourth quarter net sales of $337.2 million, up 16.8%
–Vegetation Management net sales up 27.4%
–Industrial Equipment net sales up 3.6%
•Record fourth quarter diluted EPS of $1.62, up 107.7%
•Record net sales for the full year of $1.3 billion, up 14.7%
•Record EBITDA for the full year 2021 of $162.1 million, up 16.4%(1)
•Record full year diluted EPS of $6.75; up 38.3% year-over-year
•Record backlog of $800.8 million at year-end 2021, up 126.2% versus prior year
•Completed the acquisition of Timberwolf Ltd. in the United Kingdom

ALAMO GROUP ANNOUNCES RECORD 2021 FOURTH QUARTER AND YEAR END RESULTS PAGE 2

Results for the Quarter

At the beginning of the fourth quarter of 2021, the Company began reporting operating results on the basis of two new segments, namely, the Vegetation Management Division and the Industrial Equipment Division. The financial information and period to period comparisons we have presented in this release for 2021 and 2020 are based on the two new segments. Prior to the fourth quarter of 2021, the Company had been reporting its operating results on the basis of two segments which were the Industrial Division and Agricultural Division. Fourth quarter 2021 net sales were $337.2 million compared to $288.6 million in the fourth quarter of 2020, an increase of 16.8%. Gross margin improved in the quarter compared to the fourth quarter of 2020 as pricing actions taken by the Company during 2021 began to offset the cost increases incurred in late 2020 and all of 2021. Fourth quarter net income improved 107.8% to $19.2 million, or $1.62 per diluted share, compared to net income of $9.3 million, or $0.78 per diluted share in the fourth quarter of 2020. The Company’s backlog at the end of the quarter was $800.8 million, an increase of $155.7 million, or 24.1%, from the backlog at the end of the third quarter, and up 126.2% from the prior year end.
The Company’s results for the fourth quarter continued to be materially impacted by persistent pandemic-related headwinds including supply chain disruptions, cost inflation, and skilled labor shortages.
Results for the Full Year
For the full year 2021, net sales rose to $1.3 billion, up 14.7% compared to $1.2 billion for the full year 2020. Net income for the year was $80.2 million, or $6.75 per diluted share, compared to net income of $57.8 million, or $4.88 per diluted share in 2020, a year-over-year improvement of 38.8%.
Net income for the full year 2021 included a $0.8 million charge for the acceleration of stock grants for our previous CEO who retired in the third quarter of 2021, while comparable results for full year 2020 included an inventory step-up charge of $3.5 million related to the Morbark acquisition. Adjusted net income for the full year of 2021 and 2020, excluding the above mentioned charges, was $81.1 million for 2021 versus $61.3 million for 2020, an increase of 32.2%.(1)

ALAMO GROUP ANNOUNCES RECORD 2021 FOURTH QUARTER AND YEAR END RESULTS PAGE 3

Throughout 2021, the Company broadly experienced strong demand for its products and net sales set new Company records in each quarter of the year. The Company's record net sales growth was achieved despite the significant supply chain disruptions and skilled labor shortages that the Company experienced during the year.
Results by Division
Vegetation Management
The Vegetation Management Division had an excellent fourth quarter to cap off a strong performance in 2021. The Division’s fourth quarter net sales were $204.3 million, up 27.4% compared to $160.4 million for the same period in 2020. The increase in sales was driven by strong retail demand for forestry, tree care, and mowing products and lower dealer inventory levels.
Full year 2021 net sales in this Division were $812.7 million compared to $654.6 million for the full year of 2020, up 24.1%. The full-year increase in sales was primarily attributable to improved sales in the forestry, tree care, land clearing and agricultural mowing segments.
The Division's income from operations for the fourth quarter 2021 was $18.1 million, up 211.9% compared to $5.8 million for the fourth quarter of 2020. Full year 2021 income from operations was $78.9 million versus $46.7 million for the full year 2020, an increase of 69.2%. Complementing a very strong performance from its North American operations, this Division’s units in the United Kingdom, France, Brazil and Australia all contributed to the very positive results.
Industrial Equipment
The Industrial Equipment Division’s fourth quarter 2021 net sales were $132.8 million, up 3.6% compared to the same period in 2020. The increase was primarily attributable to higher sales of its excavators and vacuum trucks along with modest improvements in other product lines. Delays in planned truck chassis deliveries and chassis supply allocations due to ongoing computer logic chip shortages significantly impacted all of the Division’s vocational truck businesses.
Full year 2021 net sales were $521.5 million compared to $508.8 million for the full year 2020. The increase in full-year sales was led by excavators, vacuum trucks, street sweepers, and debris

ALAMO GROUP ANNOUNCES RECORD 2021 FOURTH QUARTER AND YEAR END RESULTS PAGE 4

collectors, partially offset by lower shipments for the Division’s snow removal products, where shortages of industrial diesel engines, again related to the shortage of computer chips, impacted snow blower shipments.
The Division’s income from operations for the fourth quarter of 2021 was $9.7 million, down 15.6%, compared to $11.5 million, for the fourth quarter of 2020. Full year 2021 income from operations was $38.0 million versus $48.1 million for the full year 2020, a decrease of 21.0%. The Division’s profitability was significantly impacted by supply chain problems, higher material and freight costs as well as labor shortages. Lower sales and higher warranty costs in the snow removal business also adversely impacted income from operations in 2021.
Comments on Results
Jeff Leonard, Alamo Group’s President and Chief Executive Officer, commented, “In the fourth quarter, the Company continued to encounter many of the same opportunities, and challenges, we have faced throughout the year. Our markets remained strong, and we continued to experience robust demand for our products in both of our operating divisions, and in every geographic region where we operate. Fourth quarter order bookings set a Company record, and were nearly on par with the historically stronger third quarter. Full year 2021 order bookings improved by 43% compared to 2020. As a result, we ended 2021 with a record high order backlog, in excess of $800 million. The strong finish to the year gives us good visibility and momentum going into 2022.
“Fourth quarter net sales also improved significantly compared to the same period of 2020, setting another record for the Company, and were very close to the level we achieved in the historically stronger third quarter. The Vegetation Management Division’s net sales improved nicely compared to the same period of 2020, driven by stronger demand for its rotary mowers in North America and by deliveries of specialized sugar cane harvesting equipment in South America. Net sales of mowers to governmental agencies improved in North America, but improved more significantly in Europe. The Industrial Equipment Division’s fourth quarter net sales improved modestly compared to the fourth quarter of 2020. Sales of this Division’s excavators and vacuum trucks improved nicely, while street sweeper sales were somewhat more flat and snow removal equipment sales declined. This Division’s sales of vocational trucks continued to be significantly impacted by shortages of truck chassis resulting from the ongoing shortage of computer logic

ALAMO GROUP ANNOUNCES RECORD 2021 FOURTH QUARTER AND YEAR END RESULTS PAGE 5

chips. Truck chassis and industrial engine shortages impacted 2021 net sales in this Division to a much greater extent than had been the case in 2020.
“Looking at challenges on the supply side, our fourth quarter results were again constrained by shortages and delays in delivery of many different types of components we require to manufacture our products. The ongoing coronavirus pandemic continued to disrupt our supply chain, and regrettably, also impacted the health of our own workforce. Labor shortages became somewhat more critical this quarter as the Omicron variant of coronavirus impacted our production teams, and those of our key suppliers as well. Shortages of hydraulic components became more acute and widespread this quarter and impacted nearly all of our production operations, across both divisions, to some extent. In our Industrial Equipment Division, delayed deliveries of industrial engines significantly impacted our snow removal operations as we were not able to produce snow blowers in sufficient quantities to meet seasonal demand. Lastly, limited truck chassis supply allotments and delivery delays impacted sales in our Industrial Equipment Division across all of its segments. While the situation stabilized somewhat, and delivery reliability improved slightly compared to the third quarter, the Division’s vocational truck shipments remained significantly constrained in the final quarter of 2021.
“Input costs related to purchased materials, logistics and labor continued to rise in the quarter, although some relief came in the form of modest declines in steel prices. Our operational efficiencies were also impacted by the combined effects of purchased component delays and workforce disruption associated with the Omicron wave of coronavirus, both of which interrupted our normal production cadence. Fourth quarter selling costs were also higher than the corresponding quarter of 2020, returning to more traditional levels as our sales teams returned to a normal pace of customer visits, and commission costs increased commensurate with higher sales. I'm pleased that the pricing actions we took earlier in the year helped to significantly offset the resulting margin impact. As we expected, gross margin improved in the fourth quarter as better pricing flowed through, and that helped to bring the margin for the full year very close to the level achieved in 2020.
“Alamo Group’s Vegetation Management Division had an excellent fourth quarter to cap off a very strong performance for the year. This Division continued to enjoy good market conditions and was somewhat less impacted by supply chain disruptions than our Industrial Equipment Division. After softening in the third quarter, cattle prices moved sharply higher in the fourth quarter. Corn, soybean and cotton prices also remained at good levels during the quarter. U.S. tractor

ALAMO GROUP ANNOUNCES RECORD 2021 FOURTH QUARTER AND YEAR END RESULTS PAGE 6

shipments declined seasonally in the quarter but were up over 10% for the full year. Shipments of tractors in the important 40 to 100 horsepower category were also up over 10% for the year. After falling in the third quarter, lumber prices recovered sharply in the fourth quarter and recorded a nice gain for the year. With these positive market developments, this Division’s sales improved 27% compared to the prior year fourth quarter. For the full year, Vegetation Management Division sales improved 24% versus 2020. With this substantial top line growth, the Division achieved excellent results for the year.
“The Industrial Equipment Division also enjoyed favorable market conditions in the fourth quarter but was, unfortunately, more heavily impacted by supply chain disruptions and component shortages. Although order bookings were up sharply compared to the fourth quarter of 2020, more serious supply chain shortages in this Division resulted in sales that increased by a modest 4%. Truck chassis shortages, supplier capacity allocations, and delivery delays constrained sales of the Division’s vacuum trucks, street sweepers, and debris collectors during the quarter. The ongoing truck chassis shortage also motivated more of the Division’s vacuum truck rental customers to purchase trucks from the rental fleet, which reduced rental-derived income while increasing used truck sales. As mentioned above, sales of the Division’s snow removal products were impacted by shortages of both truck chassis for plows and industrial engines for snow blowers. Snow removal equipment sales typically decline after a mild winter, and 2021 was no exception. In spite of these significant headwinds, the Division produced positive results for the quarter and the full year, and is positioned to produce excellent results once the truck chassis supply situation begins to improve.
“It was very gratifying that despite the combined impact of the disruptive forces that were at work during the quarter, Alamo Group achieved results that set Company records in several respects. Net sales in the fourth quarter and for the full year both set new Company records. The Company’s fourth quarter and full-year diluted earnings per share of $1.62 and $6.75 respectively, also set new records for Alamo Group. Year-end backlog of $800.8 million was also a record. I want to take this opportunity to thank our employees around the world and acknowledge their dedication, hard work, and ingenuity that enabled these results to be achieved in the midst of the ongoing coronavirus pandemic.
“Our outlook for the first quarter of 2022 remains somewhat cautious because of the impact the Omicron wave of coronavirus has had on the health of our workforce in the initial weeks of the

ALAMO GROUP ANNOUNCES RECORD 2021 FOURTH QUARTER AND YEAR END RESULTS PAGE 7

year. We are not expecting a significant near-term improvement in the supply chain and inflation headwinds that we have encountered during the last few quarters. One bright spot may be the anticipated further moderation of steel prices that began in the fourth quarter of 2021. The critical computer chip shortage has not yet shown meaningful improvement, and even optimistic industry forecasts are not predicting an increase in chip supplies until the second half of 2022. Yet in spite of our expectation that the supply chain and inflation headwinds are going to stay with us for a while, I remain confident in the ability of our employee teams to continue to work through and around them. I therefore expect the Company will be able maintain good momentum across our operations, although certainly not with the level of operational efficiency we would normally expect.”
Earnings Conference Call
Alamo Group will host a conference call to discuss fourth quarter and year end 2021 financial results on Friday, February 25, 2022 at 11:00 a.m. ET. Hosting the call will be members of senior management.
Individuals wishing to participate in the conference call should dial 888-220-8451 (domestic) or 323-794-2588 (international). For interested individuals unable to join the call, a replay will be available until Friday, March 04, 2022 by dialing 888-203-1112 (domestic) or 719-457-0820 (internationally), passcode 5363300.
The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events & and Presentations”) on Friday, February 25, 2022, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.

ALAMO GROUP ANNOUNCES RECORD 2021 FOURTH QUARTER AND YEAR END RESULTS PAGE 8

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,200 employees and operates 29 plants in North America, Europe, Australia and Brazil as of December 31, 2021. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.
Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: overall market demand, continuing impacts from the COVID-19 pandemic including more significant supply chain disruptions, further reductions in customer demand, sales and profitability declines, operational disruptions, full or partial facility closures, and other similar impacts, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)
# # #
(1) This is a non-GAAP financial measure. For more information relating to this measure including a reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure refer to "Non-GAAP Financial Measure Reconciliation" below and the Attachments thereto

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$42,115	$50,195
Accounts receivable, net	237,970	209,276
Inventories	320,917	242,501
Other current assets	11,166	13,568
Total current assets	612,168	515,540

Rental equipment, net	32,514	42,266

Property, plant and equipment	152,491	155,434

Goodwill	202,406	195,132
Intangible assets	183,466	193,172
Other non-current assets	22,697	20,315

Total assets	$1,205,742	$1,121,859

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$101,396	$75,317
Income taxes payable	2,613	2,278
Accrued liabilities	73,523	64,634
Current maturities of long-term debt and finance lease obligations	15,032	15,066
Total current liabilities	192,564	157,295

Long-term debt, net of current maturities	254,522	270,320
Long term tax payable	4,416	3,954
Other long-term liabilities	27,119	32,475
Deferred income taxes	21,458	22,812

Total stockholders’ equity	705,663	635,003

Total liabilities and stockholders’ equity	$1,205,742	$1,121,859

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020
Net sales:
Vegetation Management	$204,331	$160,413	$812,676	$654,630
Industrial Equipment	132,842	128,211	521,547	508,836
Total Net Sales	337,173	288,624	1,334,223	1,163,466

Cost of Sales	253,521	220,295	999,709	869,736
Gross Margin	83,652	68,329	334,514	293,730
	24.8%	23.7%	25.1%	25.2%

Selling, general and administration expense	52,136	47,331	202,939	184,199
Amortization Expense	3,649	3,653	14,637	14,746
Income from Operations	27,867	17,345	116,938	94,785
	8.3%	6.0%	8.8%	8.1%

Interest Expense	(2,406)	(2,916)	(10,533)	(15,837)
Interest Income	272	398	1,149	1,366
Other Income	(715)	(1,277)	1,944	(557)

Income before income taxes	25,018	13,550	109,498	79,757
Provision for income taxes	5,791	4,296	29,253	21,953

Net Income	$19,227	$9,254	$80,245	$57,804

Net income per common share:

Basic	$1.62	$0.78	$6.78	$4.91

Diluted	$1.62	$0.78	$6.75	$4.88

Average common shares:
Basic	11,843	11,799	11,837	11,782

Diluted	11,899	11,859	11,896	11,845

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses Adjusted Operating Income, Adjusted Net Income and Adjusted Diluted EPS, each adjusted to exclude the acceleration of stock expense and the impact of the step-up inventory charge at Morbark, both of which are non-GAAP financial measures. Attachment 2 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 3 shows the net change in our total debt net of cash and earnings before interest, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA excluding the acceleration of stock expense and the impact of the step-up inventory charge at Morbark, all of which are non-GAAP financial measures. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance.

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands, except per share numbers)
(Unaudited)

Impact of Acquisitions and Non-Recurring Expenses

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020

Operating Income - GAAP	$27,867	$17,345	$116,938	$94,785
(add: acquisition inventory step-up charge)	—	1,288	—	4,830
(add: acceleration of stock expense)	—	—	1,102	—
Adjusted Operating Income - non-GAAP	$27,867	$18,633	$118,040	$99,615

Net Income - GAAP	$19,227	$9,254	$80,245	$57,804
(add: acquisition inventory step-up charge)	—	933	—	3,501
(add: acceleration of stock expense)	—	—	808	—
Acquisition Adjusted Net Income - non-GAAP	$19,227	$10,187	$81,053	$61,305

Diluted EPS - GAAP	$1.62	$0.78	$6.75	$4.88
(add: acquisition inventory step-up charge)	—	0.08	—	0.30
(add: transaction cost relating to acquisitions)	—	—	0.07	—
Acquisition Adjusted Diluted EPS - non-GAAP	$1.62	$0.86	$6.82	$5.18

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended December 31,			Change due to currency translation
	2021	2020	% change from 2020	$	%

Vegetation Management	$204,331	$160,413	27.4%	$(134)	(0.1)%
Industrial Equipment	132,842	128,211	3.6%	80	0.1%
Total Net Sales	$337,173	$288,624	16.8%	$(54)	—%

	Twelve Months Ended December 31,			Change due to currency translation
	2021	2020	% change from 2020	$	%

Vegetation Management	$812,676	$654,630	24.1%	$10,881	1.7%
Industrial Equipment	521,547	508,836	2.5%	5,848	1.1%
Total Net Sales	$1,334,223	$1,163,466	14.7%	$16,729	1.4%

Attachment 3

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash

	December 31, 2021	December 31, 2020	Net Change

Current maturities	$15,032	$15,066
Long-term debt, net of current	254,522	270,320
Total Debt	$269,554	$285,386

Total Cash	42,115	50,195
Total Debt Net of Cash	$227,439	$235,191	$7,752

EBITDA
	Twelve Months Ended
	December 31, 2021	December 31, 2020

Income from operations	$116,938	$94,785
Depreciation	29,842	29,094
Amortization	15,304	15,380
EBITDA	$162,084	$139,259

Adjusted EBITDA
	Twelve Months Ended
	December 31, 2021	December 31, 2020

Income from operations	$116,938	$94,785
adjust: acquisition inventory step-up charge	—	4,830
adjust: acceleration of stock expense	1,102	—
Adjusted Income from operations	$118,040	$99,615
Depreciation	29,842	29,094
Amortization	15,304	15,380
Adjusted EBITDA	$163,186	$144,089